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                                                                       Exhibit 5
                                                                       ---------


September 6, 2000


Equinix, Inc.
2450 Bayshore Parkway
Mountain View, CA 94043

               Re: Equinix, Inc. Registration Statement for Offering of 16,412,819 Shares of Common Stock

Ladies and Gentlemen:

          We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 8,616,476 shares of Common Stock under the 1998 Stock Plan, (ii) 5,000,000 shares of Common Stock under the 2000 Equity Incentive Plan, (iii) 149,000 shares of Common Stock under the 2000 Director Option Plan, (iv) 1,000,000 shares of Common Stock under the Employee Stock Purchase Plan, and (v) 1,647,343 shares of Common Stock Acquired Under Written Compensation Agreements. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1998 Stock Plan, 2000 Equity Incentive Plan, the 2000 Director Option Plan, the Employee Stock Purchase Plan, and the Written Compensation Agreements and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,



                                 /s/ Gunderson Dettmer Stough Villeneuve
                                     Franklin & Hachigian, LLP